Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

April 10, 2024

CERo Therapeutics Holdings, Inc.

201 Haskins Way, Suite 230

South San Francisco, CA 94080

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on April 10, 2024 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), of (i) up to 25,619,050 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by Keystone Capital Partners, LLC (“Keystone”), as a selling stockholder listed in the Registration Statement under “Selling Securityholders,” consisting of (a) up to 25,000,000 shares of Common Stock (the “Keystone Purchase Shares”) that the Company may elect, in its sole direction, to issue and sell to Keystone pursuant to a Common Stock Purchase Agreement, dated as of February 14, 2024, by and between the Company and Keystone (the “Keystone Purchase Agreement”), (b) up to 119,050 shares of Common Stock (the “Initial Keystone Commitment Shares”) that have been issued to Keystone as consideration for it entering into the Keystone Purchase Agreement, and (c) 500,000 shares of Common Stock (the “Additional Keystone Commitment Shares”) that will be issued to Keystone as consideration for it entering into the Keystone Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share); and (ii) up to 1,000,000 shares of Common Stock (the “Arena Commitment Shares”) by Arena Business Solutions Global SPC II, Ltd on behalf of and for the account of Segregated Portfolio #13 – SPC #13 (“Arena”), as a selling stockholder listed in the Registration Statement under “Selling Securityholders,” that will be issued to Arena pursuant to the Purchase Agreement, dated as of February 23, 2024, by and between the Company and Arena (the “Arena Agreement” and, together with the Keystone Purchase Agreement, the “Purchase Agreements”) as consideration for its execution and delivery of the Arena Agreement (assuming the shares are sold at a price of $0.50 per share).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of our opinions set forth below, we have assumed (i) the approval by the Company’s board of directors (the “Board of Directors”) (or duly authorized designees of the Board of Directors) of each issuance of Keystone Purchase Shares, (ii) the issuance of the Keystone Purchase Shares in accordance with such approval, for a price per share equal to or greater than the minimum price, if any, authorized by Board of Directors (or duly authorized designees of the Board of Directors) prior to the date of issuance (the “Minimum Price”), (iii) the receipt by the Company of stockholder approval of the issuance of any Keystone Purchase Shares in excess of the maximum amount permitted under applicable stock exchange rules, with such stockholder approval obtained in accordance with applicable stock exchange rules, (iv) the receipt by the Company of the consideration (which shall not be less than the par value of such Keystone Purchase Shares) to be paid in accordance with such approval and (v) that no event occurs that causes the total number of Keystone Purchase Shares that may be issued for the Minimum Price, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, to exceed the number of authorized shares of Common Stock available for issuance by the Company.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Initial Keystone Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Additional Keystone Commitment Shares and the Arena Commitment Shares have been duly authorized and, when issued in accordance with the terms of the Purchase Agreements, will be validly issued, fully paid and nonassessable.

3. The Keystone Purchase Shares have been duly authorized and, subject to issuance by the Company at a price not less than the Minimum Price, when delivered and paid for in accordance with the Keystone Purchase Agreement and in accordance with any reservation of shares or other restrictions or limitations imposed by the Board of Directors (or duly authorized designees of the Board of Directors) on sales of Keystone Purchase Shares by the Company under the Keystone Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP